Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Community Bankers Acquisition Corp. of our report, dated April 20, 2005, relating to the balance sheet of Community Bankers Acquisition Corp. as of April 19, 2005, and the related statements of operations, stockholders’ equity and cash flows for the period from April 6, 2005 (inception) to April 19, 2005. We further consent to the reference to our Firm under the caption “Experts” in the prospectus forming a part of the Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
April 21, 2005